UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

May 22, 2023

Date of Report (Date of earliest event reported)

Burzynski Research Institute, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-23425	76-0136810
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

9432 Katy Freeway, Suite 200, Houston, TX 77055

(Address of principal executive offices)

(713) 335-5697

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	BZYR	None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b–2 of the Securities Exchange Act of 1934 (§240.12b–2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

License Agreement

On May 22, 2023, Burzynski Research Institute, Inc. (the “Company”) entered into a License Agreement (the “License Agreement”) with Dr. Stanislaw R. Burzynski (“Dr. Burzynski”), pursuant to which Dr. Burzynski licensed to the Company the exclusive rights in the Territory (composed of the United States and Canada) to make, have made, use, sell, offer for sale, and distribute or otherwise exploit the licensed products and services relating to Antineoplastons, including but not limited to any patent rights which may be granted in these countries. The License Agreement currently covers four United States patents owned by Dr. Burzynski (the “US Patents”). The first of these US Patents includes the patent which was originally issued to the Company on May 31, 2022 and re-assigned to Dr. Burzynski in early 2023, covering methods for the treatment of leptomeningeal disease using Antineoplaston. The second of these US Patents includes the patent issued to Dr. Burzynski on March 21, 2023, also covering methods for the treatment of leptomeningeal disease using Antineoplaston. The third of these US Patents includes the patent issued to Dr. Burzynski on April 21, 2020, covering methods for the treatment of recurrent glioblastoma (RGBM). The fourth of these US Patents includes the patent issued to Dr. Burzynski on February 1, 2022, covering methods for the treatment of glioblastoma multiforme. Additionally, there are two pending Canadian patent applications (covering methods for the treatment of leptomeningeal disease and methods for the treatment of recurrent glioblastoma), and one pending United States patent applications (covering methods for the treatment of glioblastoma multiforme).

The License Agreement will terminate upon the earlier of the expiration of the last patent licensed to the Company, or termination by Dr. Burzynski, at his option, if he is removed as a director or officer of the Company without his consent, if the Company files for bankruptcy or is the subject of any proceeding under applicable bankruptcy laws where such proceeding is not dismissed within 90 days from the date a petition is filed, or if any shareholder or group of shareholders acting in concert becomes the beneficial owner of the Company’s securities having voting power equal to or greater than the voting power of the securities Dr. Burzynski holds. The License Agreement grants Dr. Burzynski the limited right to manufacture, use, sell, distribute and otherwise exploit Antineoplastons in the Company’s exclusive territory solely in connection with the treatment of patients in Dr. Burzynski’s medical practice until such date that the FDA may approve the sale of Antineoplastons for the treatment of cancer in the United States.

Amended and Restated Research Funding Agreement

On May 22, 2023, the Company also entered into the amended and restated research funding agreement (the “Amended Research Funding Agreement”) with Dr. Burzynski, pursuant to which the parties amended and restated the original Research Funding Agreement dated March 1, 1997, as amended, in connection with the execution of the License Agreement and to limit the scope of the Amended Research Funding Agreement to the United States and Canada. The term of the Amended Research Funding Agreement was renewed and extended until February 29, 2024, which is also automatically renewable for an additional one year term unless one party notifies the other party at least thirty days prior to the expiration of the term of the agreement of its intention not to renew the agreement.

Amended and Restated Royalty Agreement

On May 22, 2023, the Company also entered into the amended and restated royalty agreement (the “Amended Royalty Agreement”) with Dr. Burzynski, pursuant to which the parties amended and restated the original Royalty Agreement dated March 25, 1997, as amended, in connection with the execution of the License Agreement and to limit the scope of the Amended Research Funding Agreement to the United States and Canada.

Dr. Burzynski currently serves as the Chairman of the Board and the Chief Executive Officer of the Company.

Item 9.01. Financial Statements and Exhibits.

 (d) Exhibits.

Exhibit No.	Description
10.1	License Agreement, dated May 22, 2023, by and between the Company and Dr. Stanislaw R. Burzynski.

10.2	Amended and Restated Research Funding Agreement, dated May 22, 2023, by and between the Company and Dr. Stanislaw R. Burzynski.

10.3	Amended and Restated Royalty Agreement, dated May 22, 2023, by and between the Company and Dr. Stanislaw R. Burzynski.

104	Cover Page Interactive File (the cover page tags are embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 22, 2023	BURZYNSKI RESEARCH INSTITUTE, INC.

	By:	/s/ Stanislaw R. Burzynski
Stanislaw R. Burzynski
President and Chairman of the Board of Director